--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                        --------------------------------
 FORM 4                                      Washington, D.C. 20549                                           OMB APPROVAL
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[_] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:      September 30, 1998
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction 1(b).

(Print or Type Responses)
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1.  Name and Address of           2.  Issuer Name and Ticker or                     6.  Relationship of Reporting Person to Issuer
    Reporting Person*                 Trading Symbol                                             (Check all applicable)

Swinney     Robert       S.       ICU Medical, Inc. (ICUI)                               [X] Director        [ ]  10% Owner
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(Last)      (First)    (Middle)   3.  IRS or Social         4. Statement for            ____ Officer (give   ____ Other (specify
                                      Security Number of       Month/Year                            title               below)
                                      Reporting Person         February 1999                         below)
951 Calle Amanecer                    (Voluntary)
--------------------------------                            ----------------------
        (Street)                                            5.  If Amendment,                  -------------------------------
                                                                Date of Original
San Clemente, CA 92673                                          (Month/Year)        7.  Individual or Joint/Group Filing (Check
                                                                                        Applicable Line)
                                                                                        X   Form filed by One Reporting Person
                                                                                      -----
                                                                                      _____ Form filed by More than One Reporting
                                                                                            Person
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(City)        (State)    (Zip)          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code           (Instr. 3, 4 and 5)          Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        Direct        Ownership
                                   (Month/   -------------------------------------------    End of Month    (D) or In-    (Instr. 4)
                                     Day/                              (A) or               (Instr. 3       direct (I)
                                    Year)    Code     V     Amount     (D)       Price      and 4)          (Instr. 4)
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Common Stock by self              2/3/99      S             5,000      D         18.25      20,225              D
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Common Stock by spouse,
 Sandra Swinney                                                                                500              I(b)         (a)
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(a)  See first column
(b)  Dr. Swinney disclaims beneficial ownership of all shares held by his spouse.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                 SEC 1474 (7-96)

 FORM 4 (continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of Derivative       2. Cover-     3. Trans-   4. Trans-      5.  Number of      6. Date Exer-     7. Title and Amount of
    Security (Instr. 3)          sion or       action      action          Derivative        cisable and       Underlying Securities
                                 Exercise      Date        Code            Securities        Expiration        (Instr. 3 and 4)
                                 Price of      (Month/     (Instr. 8)      Acquired (A)      Date (Month/
                                 Deriv-        Day/                        or Disposed       Day/Year)
                                 ative         Year)                       of (D) (Instr.  ----------------------------------------
                                 Security                                  3, 4, and 5)    Date     Expira-               Amount or
                                                        --------------------------------   Exer-    tion       Title      Number of
                                                         Code    V       (A)    (D)        cisable  Date                  Shares
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1.  Title of Derivative       8. Price            9. Number                10. Ownership            11. Nature of
    Security (Instr. 3)          of                  of                        Form of                 Indirect
                                 Deriv-              Deriv-                    Derivative               Beneficial
                                 ative               ative                     Security:                Ownership
                                 Security            Securities                Direct (D)               (Instr. 4)
                                 (Instr. 5)          Beneficially              or Indirect
                                                     Owned at                  (I)
                                                     End of Month              (Instr. 4)
                                                     (Instr. 4)
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Explanation of Responses:



** Intentional misstatements or      /s/ Robert Swinney           3/9/1999
   omissions of facts constitute     ----------------------     --------------
   Federal Criminal Violations.          **Signature of             Date
   See 18 U.S.C. 1001 and                Reporting Person
   15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-96)